Exhibit 99.1

SKILLED HEALTHCARE GROUP REPORTS THIRD QUARTER 2013 ADJUSTED EPS OF $0.06

FOOTHILL RANCH, Calif. - November 4, 2013 - Skilled Healthcare Group, Inc. (NYSE: SKH) today announced its consolidated financial operating results for the three and nine month periods ended September 30, 2013.

"Despite the success of our overhead reductions that were implemented August 1, our Consolidated Adjusted EPS fell to $0.06 for the quarter due primarily to two factors. First, in our long-term care business we continue to see a shift of Medicare patient days to managed care days and have experienced softness in our skilled nursing occupancy rates. The softness in occupancy rates has resulted from our declining average lengths of stay due to improved rehabilitation outcomes. And second, our self-insured professional liability insurance expense was $1.8 million higher than anticipated in the quarter due to increases in reserves on claims from past years," said Boyd Hendrickson, Chairman and Chief Executive Officer of Skilled Healthcare Group.

Third Quarter 2013 Results
Revenue for the quarter ended September 30, 2013 was $212.4 million, a decrease of 1.9% when compared to $216.6 million in the third quarter of 2012. Skilled mix1 decreased 60 basis points to 21.1% in the third quarter of 2013 from 21.7% in the third quarter of 2012. Occupancy declined 90 basis points to 81.7% in the third quarter of 2013 from 82.6% in the third quarter of 2012. Quality mix2 in the third quarter of 2013 decreased 110 basis points to 67.7%, compared to 68.8% in the prior year period.

Adjusted EBITDA3 was $17.7 million, or 8.3% of revenue, for the quarter ended September 30, 2013, a decrease of 26.6% compared to $24.1 million, or 11.1% of revenue, in the same period a year ago. Adjusted EBITDAR3 was $22.7 million, or 10.7% of revenue, for the quarter ended September 30, 2013, a decrease of 21.2% compared to $28.8 million, or 13.3% of revenue, for the quarter ended September 30, 2012.

Net loss for the quarter ended September 30, 2013 totaled $12.1 million, as compared to net income of $6.1 million for the third quarter of 2012. Adjusted net income4 for the quarter ended September 30, 2013 totaled $2.2 million, a decrease of 67.6% compared to adjusted net income of $6.8 million for the third quarter of 2012. Adjusted net income excludes certain items as described in the Reconciliation of (Loss) Income Before (Benefit) Provision for Income Taxes to Adjusted Net Income table at the end of this press release.

Net loss per share was $0.32 for the quarter ended September 30, 2013, as compared to net income per diluted share of $0.16 for the same period in 2012. Adjusted net income per diluted share was $0.06 for the quarter ended September 30, 2013, a decrease of 66.6% compared to adjusted net income per diluted share of $0.18 for the quarter ended September 30, 2012.

Long-Term Care Services Segment

Revenue for our long-term care services segment in the quarter ended September 30, 2013 was $162.0 million, a decrease of $2.6 million, or 1.6%, as compared to $164.6 million for the same period a year ago. Revenue for this segment represented 76.3% of total revenue in the third quarter of 2013, compared to 76.0% of total revenue in the third quarter of 2012.

Therapy Services Segment
Revenue for Hallmark Rehabilitation, our rehabilitation therapy services segment, was $25.3 million for the quarter ended September 30, 2013, a decrease of $0.9 million, or 3.4%, compared to the same period a year ago. Third-party rehabilitation therapy accounted for 11.9% of total revenue in the third quarter of 2013, compared to 12.1% of total revenue in the third quarter of 2012.

Hospice and Home Health Services Segment
Revenue for Signature Hospice and Home Health, our hospice and home health care services segment, was $25.2 million in the third quarter of 2013, a decrease of $0.7 million, or 2.7%, compared to $25.9 million in the third quarter of 2012. Average daily hospice census decreased 14.9% to 1,219 for the three-months ended September 30, 2013, from 1,433 for the three-months ended September 30, 2012. Results for the third quarter of 2013 were negatively affected by hospice cap reserves of $0.3 million for the 2013 cap year and $0.2 million for the 2012 cap year as patients stayed on service for longer than expected.

First Nine Months 2013 Results
Revenue for the nine months ended September 30, 2013 was $645.0 million, a decrease of 1.3% when compared to $653.4 million in the nine months ended September 30, 2012. Skilled mix1 decreased 20 basis points to 22.1% for the first nine months of 2013 as compared to 22.3% for the same period a year ago. Occupancy declined 80 basis points to 82.2% in the first nine months of 2013 from 83.0% in the first nine months of 2012. Quality mix2 for the first nine months of 2013 decreased 90 basis points to 68.8%, compared to 69.7% in the prior year period.

Adjusted EBITDA3 was $53.3 million, or 8.3% of revenue, for the nine months ended September 30, 2013, a decrease of 30.8% compared to $77.0 million, or 11.8% of revenue, for the same period a year ago. Adjusted EBITDAR3 was $67.9 million, or 10.5% of revenue, for the first nine months of 2013, a decrease of 25.1% compared to $90.7 million, or 13.9% of revenue, for the first nine months of 2012.

Net loss for the nine months ended September 30, 2013 totaled $7.5 million, as compared to a net income of $15.9 million for the same period in 2012. Adjusted net income4 decreased 52.8% to $9.3 million for the nine months ended September 30, 2013 from adjusted net income of $19.7 million for the first nine months of 2012.

Net loss per share was $0.20 for the nine months ended September 30, 2013, as compared to net income per diluted share of $0.42 for the same period in 2012. Adjusted net income per diluted share was $0.24 for the first nine months of 2013, a decrease of 54.7% compared to adjusted net income per diluted share of $0.53 for the nine months ended September 30, 2012.

Long-Term Care Services Segment
Revenue for our long-term care services segment in the nine months ended September 30, 2013 was $489.5 million, a decrease of $6.2 million, or 1.3%, as compared to $495.7 million for the same period a year ago. Revenue for this segment increased to 75.9% of total revenue in the first nine months of 2013, as compared to 75.8% for the same period in 2012.

Therapy Services Segment
Revenue for Hallmark Rehabilitation, our rehabilitation therapy services segment, was $79.0 million for the nine months ended September 30, 2013, an increase of $0.3 million, or 0.4%, compared to the same period a year ago. Third-party rehabilitation therapy accounted for 12.3% of total revenue in the first nine months of 2013, compared to 12.1% of total revenue in the same period of 2012.

Hospice and Home Health Services Segment
Revenue for Signature Hospice and Home Health, our hospice and home health care services segment, was $76.5 million in the first nine months of 2013, a decrease of $2.5 million, or 3.2%, compared to $79.0 million in the first nine months of 2012. Average daily hospice census decreased 8.0% to 1,292 for the nine months ended September 30, 2013, from 1,404 for the nine months ended September 30, 2012. Results for the nine months ended September 30, 2013 were negatively affected by hospice cap reserves of $0.2 million for the 2011 cap year, $2.3 million for the 2012 cap year, and $0.9 million for the 2013 cap year as patients stayed on service for longer than expected.

2013 Updated Guidance
Skilled Healthcare Group, Inc. expects full year 2013 consolidated revenue to be between $858 million and $863 million, adjusted EBITDA to be in the range of $75 million to $77 million, adjusted EBITDAR to be in the range of $94.5 million to $96.5 million and adjusted net income per diluted share to be between $0.35 and $0.39. This guidance includes the results of the first nine months of 2013 and assumes the following:

•	Medicare increase of 1.3% beginning October 1, 2013

•	2013 capital expenditures of approximately $14 to $17 million

•	Average interest rate on outstanding debt of approximately 7.8%

•	An effective tax rate of 36%

•	Weighted average shares outstanding of 38.0 million

•	No additional acquisitions, developments or divestitures

Conference Call
A conference call and webcast will be held tomorrow, Tuesday, November 5th, at 9:00 a.m. Pacific Time (12:00 noon Eastern Time) to discuss Skilled Healthcare Group's consolidated financial results for the third quarter of 2013 and its outlook for 2013.

To participate in the call, interested parties may dial (800) 847-9525 and reference conference 18745998. Alternatively, interested parties may access the call in listen-only mode at www.skilledhealthcaregroup.com. A replay of the conference call will be available after 12:00 noon Pacific Time at www.skilledhealthcaregroup.com.

About Skilled Healthcare Group, Inc.
Skilled Healthcare Group, Inc., based in Foothill Ranch, California, is a holding company with subsidiary healthcare services companies, which in the aggregate had trailing twelve month revenue of approximately $864 million and approximately 15,000 employees as of September 30, 2013. Skilled Healthcare Group and its wholly-owned companies, collectively referred to as the "Company," operate long-term care facilities and provide a wide range of post-acute care services, with a strategic emphasis on sub-acute specialty health care. The Company operates long-term care facilities in California, Iowa, Kansas, Missouri, Nebraska, Nevada, New Mexico and Texas, including 74 skilled nursing facilities that offer sub-acute care and rehabilitative and specialty health skilled nursing care, and 22 assisted living facilities that provide room and board and social services. In addition, the Company provides physical, occupational and speech therapy in Company-operated facilities and unaffiliated facilities. Furthermore, the Company provides hospice and home health care in Arizona, California, Idaho, Montana, New Mexico and Nevada. The Company leases 5 skilled nursing facilities in California to an unaffiliated third party operator. More information about Skilled Healthcare is available at www.skilledhealthcaregroup.com.

Footnotes

(1)
Skilled mix represents the number of Medicare and non-Medicaid managed care patient days at Skilled Healthcare Group's affiliated skilled nursing facilities divided by the total number of patient days at Skilled Healthcare Group's affiliated skilled nursing facilities for any given period.

(2)	Quality mix represents non-Medicaid revenue as a percentage of total revenue.

(3)
EBITDA is net income before depreciation, amortization and interest expense (net of interest income) and the provision for income taxes. EBITDAR is EBITDA excluding facility rent expense. Adjusted earnings before interest, taxes, depreciation and amortization, or Adjusted EBITDA, reflects the non-GAAP adjustments to net income that are reflected in the Reconciliation of Net Income to EBITDA, Adjusted EBITDA and Adjusted EBITDAR in this press release.

(4)
Adjusted net income per diluted share and adjusted net income each reflect the non-GAAP adjustments to income before provision for income taxes that are reflected in the Reconciliation of Income Before Provision for Income Taxes to Adjusted Net Income table in this press release.

Forward-Looking Statements
This release includes "forward-looking statements." You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as "may," "will," "project," "might," "expect," "believe," "anticipate," "intend," "could," "would," "estimate," "continue" or "pursue," or the negative or other variations thereof or comparable terminology. They include statements about Skilled Healthcare's expectations for 2013 full year consolidated revenue, EBITDA, EBITDAR and net income per diluted share. These forward-looking statements are based on current expectations and projections about future events, including the assumptions stated in this release.

Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance of Skilled Healthcare may differ materially from that expressed or implied by such forward-looking statements.

Additionally, the Company faces a number of other risks and uncertainties, including, but not limited to, the factors described in Skilled Healthcare's Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission (including the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained therein) and in our subsequent reports on Form 10-Q and Form 8-K.

Any forward-looking statements are made only as of the date of this release. Skilled Healthcare disclaims any obligation to update the forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements.

Skilled Healthcare Group, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended September. 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenue:	(Unaudited)		(Unaudited)
Net patient service revenue	$211,658	$215,854	$642,677	$651,120
Lease facility revenue	787	769	2,335	2,291
	212,445	216,623	645,012	653,411

Expenses:
Cost of services (exclusive of rent cost of revenue and depreciation and amortization shown below)	184,627	182,243	561,140	545,589
Rent cost of revenue	4,950	4,639	14,590	13,734
General and administrative	6,490	6,021	19,782	18,548
Change in fair value of contingent consideration	79	85	(2,082)	715
Depreciation and amortization	6,130	6,173	18,396	18,409
Impairment of long-lived assets	19,000	—	19,000	—
	221,276	199,161	630,826	596,995

Other (expenses) income:
Interest expense	(8,744)	(8,790)	(26,153)	(28,876)
Interest income	63	125	287	402
Other (expense) income, net	(49)	(57)	(111)	20
Equity in earnings of joint venture	508	461	1,469	1,422
Debt modification/retirement costs	(432)	(168)	(1,520)	(4,126)
Total other (expenses) income, net	(8,654)	(8,429)	(26,028)	(31,158)
(Loss) income before provision for income taxes	(17,485)	9,033	(11,842)	25,258
(Benefit) provision for income taxes	(5,410)	2,965	(4,360)	9,356
Net (loss) income	$(12,075)	$6,068	$(7,482)	$15,902

Net (loss) income per share, basic	$(0.32)	$0.16	$(0.20)	$0.42
Net (loss) income per share, diluted	$(0.32)	$0.16	$(0.20)	$0.42

Weighted-average common shares outstanding, basic	37,499	37,431	37,567	37,372
Weighted-average common shares outstanding, diluted	37,499	37,503	37,567	37,534

Skilled Healthcare Group, Inc.
Condensed Consolidated Balance Sheet and Cash Flow Data
(In thousands)

	September 30, 2013	December 31, 2012
	(Unaudited)	(Audited)
Balance Sheet Data:
ASSETS
Cash and cash equivalents	$2,595	$2,003
Accounts receivable, less allowance for doubtful accounts of $13,548 and $15,646 at September 30, 2013 and December 31, 2012, respectively	107,109	107,245
Other current assets	30,618	29,577
Property and equipment and leased facility assets, net	372,446	380,658
Goodwill	69,065	85,609
Other assets	80,079	77,544
Total assets	$661,912	$682,636

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities less current portion of long-term debt	$93,043	$90,965
Other long-term liabilities	39,515	42,873
Long-term debt	434,809	448,967
Stockholders’ equity	94,545	99,831
Total liabilities and stockholders’ equity	$661,912	$682,636

	Nine Months Ended September 30,
	2013	2012
	(Unaudited)	(Unaudited)
Cash Flows Data:
Net cash provided by operating activities	$36,832	$30,936
Net cash used in investing activities	(9,977)	(12,516)
Net cash used in financing activities	(26,263)	(31,238)
Increase (decrease) in cash and cash equivalents	592	(12,818)
Cash and cash equivalents at beginning of period	2,003	16,017
Cash and cash equivalents at end of period	$2,595	$3,199

Skilled Healthcare Group, Inc.
Consolidated Key Performance Indicators
(Unaudited)
The following table summarizes our key performance indicators, along with other statistics, for each of the dates or periods indicated

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Occupancy statistics (skilled nursing facilities):
Available beds in service at end of period	8,809	8,813	8,809	8,813
Available patient days	810,242	810,303	2,405,099	2,413,572
Actual patient days	661,934	669,531	1,977,861	2,003,210
Occupancy percentage	81.7%	82.6%	82.2%	83.0%
Average daily number of patients	7,195	7,278	7,245	7,311
Hospice average daily census	1,219	1,433	1,292	1,404
Home health episodic-based admissions	1,996	2,083	6,329	6,167
Home health episodic-based recertifications	479	459	1,445	1,152
EBITDA (in thousands)	$(2,674)	$23,871	$32,420	$72,141
Adjusted EBITDA (in thousands)	$17,713	$24,124	$53,283	$76,982
Adjusted EBITDA margin	8.3%	11.1%	8.3%	11.8%
Adjusted EBITDAR (in thousands)	$22,663	$28,763	$67,873	$90,716
Adjusted EBITDAR margin	10.7%	13.3%	10.5%	13.9%

Revenue per patient day (skilled nursing facilities prior to intercompany eliminations):
LTC only Medicare (Part A)	$515	$510	$518	$510
Medicare blended rate (Part A & B)	567	574	567	572
Managed care (Part A)	398	382	389	383
Managed care blended rate (Part A & B)	406	391	398	392
Medicaid	163	160	162	158
Private and other	170	167	172	171
Weighted-average for all	$234	$235	$236	$237
Patient days by payor (skilled nursing facilities):
Medicare	75,587	85,591	239,950	267,315
Managed care	64,392	59,396	196,672	179,882
Total skilled mix days	139,979	144,987	436,622	447,197
Private pay and other	105,742	108,126	316,012	319,568
Medicaid	416,213	416,418	1,225,227	1,236,445
Total days	661,934	669,531	1,977,861	2,003,210
Patient days as a percentage of total patient days (skilled nursing facilities):
Medicare	11.4%	12.8%	12.1%	13.3%
Managed care	9.7	8.9	10.0	9.0
Skilled Mix	21.1	21.7	22.1	22.3
Private pay and other	16.0	16.1	16.0	16.0
Medicaid	62.9	62.2	61.9	61.7
Total	100.0%	100.0%	100.0%	100.0%
Revenue from (total company):
Medicare	30.2%	32.9%	31.3%	33.9%
Managed care, private pay, and other	37.5	35.9	37.5	35.8
Quality mix	67.7	68.8	68.8	69.7
Medicaid	32.3	31.2	31.2	30.3
Total	100.0%	100.0%	100.0%	100.0%

Skilled Healthcare Group, Inc.
Facility Ownership
(Unaudited)

	As of September 30,
	2013	2012
Facilities:
Skilled nursing facilities operated:
Owned	52	52
Leased	22	22
Total skilled nursing facilities operated	74	74
Total licensed beds	9,193	9,181
Skilled nursing facilities leased to unaffiliated third party operator	5	5
Assisted living facilities
Owned	21	21
Leased	1	1
Total assisted living facilities	22	22
Total licensed beds	1,212	1,228
Total facilities	101	101
Percentage owned facilities	77.2%	77.2%

Skilled Healthcare Group, Inc.
Reconciliation of Net (Loss) Income to EBITDA, EBITDAR, Adjusted EBITDA, and Adjusted EBITDAR
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Net (Loss) Income	$(12,075)	$6,068	$(7,482)	$15,902
Interest expense, net of interest income	8,681	8,665	25,866	28,474
(Benefit) provision for income taxes	(5,410)	2,965	(4,360)	9,356
Depreciation and amortization expense	6,130	6,173	18,396	18,409
EBITDA	(2,674)	23,871	32,420	72,141
Rent cost of revenue	4,950	4,639	14,590	13,734
EBITDAR	2,276	28,510	47,010	85,875
EBITDA	(2,674)	23,871	32,420	72,141
Change in fair value of contingent consideration	79	85	(2,082)	715
Organization restructure costs	457	—	2,006	—
Debt modification/retirement costs	432	168	1,520	4,126
Impairment of long-lived assets	19,000	—	19,000	—
Closure of California home health agency	419	—	419	—
Adjusted EBITDA	17,713	24,124	53,283	76,982
Rent cost of revenue	4,950	4,639	14,590	13,734
Adjusted EBITDAR	$22,663	$28,763	$67,873	$90,716

Skilled Healthcare Group, Inc.
Reconciliation of (Loss) Income Before (Benefit) Provision for Income Taxes to Adjusted Net Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

(Loss) income before (benefit) provision for income taxes	$(17,485)	$9,033	$(11,842)	$25,258
Debt modification/retirement costs	432	168	1,520	4,126
Legal expense for non-routine matters	722	592	2,115	592
Organization restructure costs	457	—	2,006	—
Impairment of long lived assets	19,000	—	19,000	—
Closure of California home health agency	419	—	419	—
IT outsourcing evaluation costs	—	374	—	404
Double bond interest expense for bond	—	—	—	1,192
Adjusted income before provision for income taxes	3,545	10,167	13,218	31,572
Adjusted provision for income taxes	2,847	3,404	5,459	11,830
California Enterprise Zone tax credit valuation allowance	(1,500)	—	(1,500)	—
Adjusted net income	$2,198	$6,763	$9,259	$19,742

Weighted-average common shares outstanding, diluted	37,849	37,503	37,998	37,534
Adjusted net income per share, diluted	$0.06	$0.18	$0.24	$0.53
Effective tax rate	38.0%	33.5%	30.0%	37.5%

Skilled Healthcare Group, Inc.
Reconciliation of Forecasted Net (loss) Income to Forecasted EBITDA and Forecasted EBITDAR
Year Ending December 31, 2013
(In millions)
(Unaudited)

	Outlook
	Low	High
Net (loss) income guidance	$(3.5)	$(2.2)
Debt modification costs, net of tax	0.9	0.9
Organization restructure costs, net of tax	1.2	1.2
Legal expense for non-routine matters, net of tax	1.3	1.3
Impairment of long lived assets, net of tax	11.6	11.6
Closure of California home health agency, net of tax	0.3	0.3
California Enterprise Zone credit valuation allowance	1.5	1.5
Adjusted net income guidance	13.3	14.6
Legal expense for non-routine matters	(2.1)	(2.1)
Interest expense, net of interest income	33.5	33.5
Adjusted provision for income taxes	7.3	8.0
Depreciation, amortization, and change in fair value of contingent consideration	23.0	23.0
Adjusted EBITDA guidance	75.0	77.0
Rent cost of revenue	19.5	19.5
Adjusted EBITDAR guidance	$94.5	$96.5

We believe that a report of adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA and Adjusted EBITDAR provides consistency in our financial reporting and provides a basis for the comparison of results of core business operations between our current, past and future periods. Adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA and Adjusted EBITDAR are primary indicators management uses for planning and forecasting in future periods, including trending and analyzing the core operating performance of our business from period-to-period without the effect of expenses, revenues and gains (losses) that are unrelated to the day-to-day performance of our consolidated and segmented business but are required to reported in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"). We also use adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA and Adjusted EBITDAR to benchmark the performance of our consolidated and segmented business against expected results, analyzing year-over-year trends as described below and to compare our operating performance to that of our competitors.

Management uses adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA and Adjusted EBITDAR to assess the performance of our core business operations, to prepare operating budgets and to measure our performance against those budgets on a consolidated and segment level. Segment management uses these metrics to measure performance on a business unit by business unit basis. We typically use adjusted net income per share, Adjusted EBITDA and Adjusted EBITDAR for these purposes on a consolidated basis as the adjustments to adjusted net income per share, EBITDA and EBITDAR are not generally allocable to any individual business unit and we typically use EBITDA and EBITDAR to compare the operating performance of each skilled nursing and assisted living facility, as well as to assess the performance of our operating segments. EBITDA, EBITDAR, Adjusted EBITDA and Adjusted EBITDAR are useful in this regard because they do not include such costs as interest expense (net of interest income), income taxes, depreciation and amortization expense, rent cost of revenue (in the case of EBITDAR and Adjusted EBITDAR) and special charges, which may vary from business unit to business unit and period-to-period depending upon various factors, including the method used to finance the business, the amount of debt that we have determined to incur, whether a facility is owned or leased, the date of acquisition of a facility or business, the original purchase price of a facility or business unit or the tax law of the state in which a business unit operates. These types of charges are dependent on factors unrelated to the underlying business unit performance. As a result, we believe that the use of adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA and Adjusted EBITDAR provides a meaningful and consistent comparison of our underlying business units between periods by eliminating certain items required by U.S. GAAP which have little or no significance to their day-to-day operations.

The use of adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA, Adjusted EBITDAR and other non-GAAP financial measures has certain limitations. Our presentation of adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA, Adjusted EBITDAR or other non-GAAP financial measures may be different from the presentation used by other companies and therefore comparability may be limited. Depreciation and amortization expense, interest expense, income taxes and other items have been and will be incurred and are not reflected in the presentation of adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA or Adjusted EBITDAR. Each of these items should also be considered in the overall evaluation of our results. Additionally, adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA, Adjusted EBITDAR do not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity. We compensate for these limitations by providing the relevant disclosure of our depreciation and amortization, interest and income taxes, capital expenditures and other items both in our reconciliations to the U.S. GAAP financial measures and in our consolidated financial statements, all of which should be considered when evaluating our performance.
Adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA, Adjusted EBITDAR and certain other non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with U.S. GAAP. Adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA, Adjusted EBITDAR and other non-GAAP financial measures should not be considered as an alternative to net income, operating income, or any other operating performance measure prescribed by U.S. GAAP, nor should these measures be relied upon to the exclusion of U.S. GAAP financial measures. Adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA, Adjusted EBITDAR and other non-GAAP financial measures reflect additional ways of viewing our operations that we believe, when viewed with our U.S. GAAP results and the reconciliations to the corresponding U.S. GAAP financial measures, provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. You are strongly encouraged to review our financial information in its entirety and not to rely on any single financial measure.

Investor Contact:
Skilled Healthcare Group, Inc.
Chris Felfe
(949) 282-5800